Exhibit 10.2

PROMISSORY NOTE

$56,500,000.00	May 5, 2026

FOR VALUE RECEIVED, and upon the terms and conditions set forth herein, IIP-OH 2 LLC, IIP-NJ 1 LLC, IIP-NY 2 LLC, IIP-FL 4 LLC, IIP-FL 2 LLC, IIP-MI 7 LLC, IIP-VA 1 LLC, and IIP-PA 5 LLC, each a Delaware limited liability company (“Borrower”), hereby promises to pay to Thorofare Asset Based LendinG REIT FUND V, llc, a Delaware limited liability company (together with its successors and assigns, “Lender”), the principal sum of FIFTY-SIX MILLION AND 00/100 DOLLARS ($56,500,000.00), or so much thereof as advanced pursuant to that certain Loan Agreement, dated the date hereof, between Borrower and Lender (as the same may be amended, modified, restated, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”), in lawful money of the United States of America, with interest thereon to be computed from the date of this Promissory Note (as the same may be amended, supplemented, restated, replaced or otherwise modified from time to time, this “Note”) at the Interest Rate (as defined below), and to be paid in accordance with the terms of this Note and the Loan Agreement. All capitalized terms not defined herein shall have the respective meanings set forth in the Loan Agreement.

1.      INTEREST. Subject to the terms of Section 4 hereof, the term “Interest Rate” as used herein shall mean, with respect to any Interest Period, an interest rate per annum equal to the sum of Term SOFR plus the Spread. Interest shall be computed based on the daily rate produced assuming a three hundred sixty (360) day year, multiplied by the actual number of days elapsed during each Interest Period. Borrower understands and acknowledges that such interest accrual method results in more interest accruing on the Loan than if either a thirty (30) day month and a three hundred sixty (360) day year or the actual number of days and a three hundred sixty-five (365) day year were used to compute the accrual of interest on the Loan. In the event that a Benchmark Replacement with respect to Term SOFR is implemented, then all references in this Section 1 to Term SOFR shall be deemed references to such Benchmark Replacement.

As used herein, the following terms shall have the following meanings:

“Accelerated Due Date” has the meaning given to such term in Section 2.1(f) hereof.

“Adverse Tenancy Event” means, with respect to any tenant of an Individual Property, any of the following shall occur: (1) such tenant or its affiliate shall lose its license to operate a cannabis cultivation facility at the Property, beyond any applicable grace, cure or appeal period under applicable state and local laws; (2) such tenant gives Borrower written notice of its intent to vacate the Individual Property or otherwise vacates the Individual Property; (3) such tenant shall be more than thirty (30) days in arrears with respect to any of its monetary obligations under the Lease or otherwise in default of its material non-monetary obligations under its Lease beyond any applicable grace, notice and/or cure periods under its Lease; or (4) such tenant provides written notices of its terminaton of the Lease in accordance with any termination right provided therein.

“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the alternative set forth below determined by Lender in good faith to be consistent with the alternative that lenders providing or holding similar loans as of the Benchmark Replacement Date are or will be utilizing in replacement of the Benchmark, which alternative is generally being implemented by Lender and its Affiliates as a replacement to Term SOFR or the then-current Benchmark across their commercial real estate loan portfolio for similarly situated borrowers and loans:

(1)           the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment; or

(2)           the sum of: (a) the alternate rate of interest that has been selected by Lender as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that was selected by Lender at the time of selecting or implementing a Benchmark Replacement giving due consideration to (i) any evolving or then-prevailing market or industry-accepted convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, and (ii) any selection or recommendation by the Relevant Governmental Body at such time for a spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated bilateral credit facilities secured by mortgages on commercial real estate assets at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, changes to the definition of “Corresponding Tenor” solely when such tenor is longer than the Interest Period and other administrative matters) that Lender reasonably decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if Lender reasonably decides that adoption of any portion of such market practice is not administratively feasible or if Lender reasonably determines that no market practice for use of the Benchmark Replacement exists, in such other manner as Lender determines is reasonably necessary).

“Benchmark Replacement Date” means the date specified by Lender in a notice sent to Borrower following a Benchmark Transition Event.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)           a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)           a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)           a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Business Day” means any day other than a Saturday, Sunday or any other day on which national banks in New York, New York or Los Angeles are not open for business; provided that when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, the “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“Charges” shall have the meaning given to such term in Section 8.4 hereof.

“Corresponding Tenor” with respect to the Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark, or if the then current Benchmark is not a term rate, any payment period for interest calculated with reference to such Benchmark pursuant to this Note.

“Debt Yield” shall mean the ratio, expressed as a percentage, of (i) the Net Operating Income to (ii) the then Outstanding Principal Balance.

“Default Rate” shall have the meaning given to such term in Section 8.1.

“Exit Fee” shall have the meaning given to such term in Section 2.2(c) hereof.

“Extension Option” shall mean each of the First Extension Option or Second Extension Option, as applicable.

“Extension Fee” shall mean, in the case of each Extension Option, an amount equal to One Hundred Ninety-Seven Thousand Seven Hundred Fifty and 00/100 Dollars ($197,750.00).

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“First Extended Maturity Date” shall have the meaning set forth for such term in Section 2.1(c) hereof.

“First Extension Option” shall have the meaning given to such term in Section 2.1(c) hereof.

“First Extension Term” shall have the meaning given to such term in Section 2.1(c) hereof.

“Floor” shall mean three hundred seventy-five basis points (3.75%) per annum.

“Gross Revenues” means, for a particular period, all income derived on a cash basis from the ownership and operation of the Property from whatever source during such period, including, but not limited to, Rents from tenants, utility charges, escalations, forfeited security deposits, business interruption or other loss of income or rental insurance proceeds, service fees or charges, license fees, parking fees, rent concessions or credits, and other pass-through or reimbursements paid by Tenants under the Leases of any nature (including common area maintenance charges) but excluding (i) Rents from month-to-month tenants; (ii) Rents from tenants whose Leases expire within twelve (12) months following the date of determination of Gross Revenues, after giving effect to the exercise of any extension or renewal options thereunder; (iii) Rents from tenants that are not each of the following as of the date of determination: in occupancy and open for business; (iv) Rents from any tenant with respect to which Bankruptcy Action has occurred and is continuing; (v) Rents from any tenant that is in monetary default or material non-monetary default under the terms of its Lease beyond applicable grace and/or cure periods; (vi) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority; (vii) refunds and uncollectible accounts; (viii) proceeds from the sale of furniture, fixtures and equipment; (ix) insurance proceeds and (other than business interruption or other loss of income insurance) and condemnation proceeds; and (x) any disbursements from any reserve or impound account held by Lender.

“Initial Interest Period” means the period commencing on the date hereof and ending on May 31, 2026.

“Initial Maturity Date” means May 5, 2029.

“Interest Period” shall mean (i) initially, the Initial Interest Period, and (ii) thereafter, for any specified Payment Date, the period commencing on and including the first (1st) day of the calendar month immediately preceding the calendar month in which such Payment Date occurs and ending on and including the last day of the calendar month immediately preceding the calendar month in which such Payment Date occurs.

“Interest Rate” has the meaning given to such term in Section 1 hereof. In no event shall the Interest Rate ever be less than the sum of the Floor plus the Spread.

“Loan Amount” means Fifty-Six Million Five Hundred Thousand and 00/100 Dollars ($56,500,000.00).

“Loan Agreement” has the meaning set forth in the introductory paragraph of this Note.

“Loan Security Documents” shall have the meaning set forth in the Section 5 of this Note.

“Maturity Date” means the Initial Maturity Date, as the same may be extended pursuant to Section 2.1(c) and Section 2.1(d) of this Note.

“Maximum Lawful Rate” shall have the meaning given such term in Section 8.4 hereof.

“Minimum Interest Amount” has the meaning given to such term in Section 2.2(b) hereof.

“Minimum Interest Deficiency” has the meaning given to such term in Section 2.2(b) hereof.

“Monthly Payment Amount” shall mean the amount of interest which has accrued on the Outstanding Principal Balance during the related Interest Period, computed at the Interest Rate.

“Net Operating Income” means the amount, if any, by which (A) Gross Revenues for the then mostly recently ended three (3) calendar month period, annualized (i.e., multiplied by four (4)), exceeds (B) Projected Operating Expenses for the twelve (12) month period immediately following such three (3) calendar month period.

“Permitted Partial Prepayments” shall mean (1) payments of the Outanding Principal Balance in connection with Partial Releases pursuant to Section 2.7 of the Loan Agreement and (2) prepayments of principal pursuant to Section 2.1(c)(iii), Section 2.1(c)(iv), and Section 2.1(c)(v) of this Note, and (3) prepayments of principal pursuant to Section 2.1(d)(iii), Section 2.1(d)(iv), and Section 2.1(d)(v) of this Note.

“Projected Operating Expenses” shall mean, for any particular, specified twelve (12) calendar month period, the total amount, as reasonably determined by Lender after giving good faith consideration to actual operating expenses incurred during Borrower’s period of ownership of the Property and Borrower’s own reasonable projections of such expenditures (as set forth in the Approved Annual Budget or as otherwise provided by Borrower to Lender), of all expenditures, of whatever kind relating to the operation, maintenance and management of the Property, which are anticipated to be incurred during such period, including without limitation, utilities, replacements, ordinary repairs and maintenance, insurance, license fees, Taxes, advertising expenses, property management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments, and other similar costs, but excluding tenant improvements and leasing commissions, any non-cash charges (including, without limitation, depreciation and amortization), debt service, expenditures capitalized under GAAP, any payment or expense for which Borrower was or is to be reimbursed from proceeds of the Loan or insurance or by any third party, federal, state or local income taxes or legal and other professional fees unrelated to the operation of the Property, and contributions to any reserve, escrow or impound accounts held by Lender pursuant to the Loan Agreement. For purposes of the determination of Projected Operating Expenses, customary and normal operating expenses (e.g., Taxes and insurance premiums) shall be normalized in a reasonable manner.

“Outstanding Principal Balance” shall mean, as of any date, the then outstanding principal balance of the Loan as to which interest is accruing thereon pursuant to the terms of the Loan Documents. As of the date hereof, the Outstanding Principal Balance is equal to the Loan Amount.

“Payment Date” shall mean July 1, 2026 and the first (1st) day of each calendar month thereafter; subject to Section 13.2 herein.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Term SOFR, the time set forth in the definition of Term SOFR, and (2) if the Benchmark is not Term SOFR, the time determined by Lender in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Second Extended Maturity Date” shall have the meaning set forth for such term in Section 2.1(d) hereof.

“Second Extension Option” shall have the meaning given to such term in Section 2.1(d) hereof.

“Servicer” has the meaning given to such term in Section 11 hereof.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Lender in its good faith discretion).

“Spread” means five hundred basis points (5.00%) per annum.

“Term SOFR” means, with respect to each Interest Period, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Term SOFR Determination Date”) that is two (2) Business Days prior to the day on which such Interest Period commences, as such rate is published by the SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for a tenor of one month has not been published by the SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the SOFR Administrator so long as such first preceding U.S. Government Security Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR for a tenor comparable to the applicable Interest Period.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

2.      PAYMENT TERMS.

2.1.          Borrower agrees to pay sums under this Note as follows:

2.1.(a)           Initial Interest Period. On the date hereof, Borrower shall pay to Lender an amount equal to the interest that would accrue on the Outstanding Principal Balance from the date of this Note through the last calendar day of the Initial Interest Period.

2.1.(b)           Subsequent Interest Periods; Maturity Date. Except as may be adjusted in accordance with this Section 2.1(b), Borrower shall pay to Lender (i) on each Payment Date, the Monthly Payment Amount, and (ii) on the Maturity Date, the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts then due and owing under the Loan Documents. For payments of accrued interest for partial months, the Monthly Payment Amount shall be adjusted to equal the pro rata amount for the number of days that interest has accrued during such partial month.

2.1.(c)           First Extension Option. Borrower shall have the option (the “First Extension Option”) to extend the Initial Maturity Date for a period of twelve (12) months to May 5, 2030 (such date, the “First Extended Maturity Date” and such twelve (12) month period, the “First Extension Term”), provided that:

(i)             no Event of Default is continuing under the Loan Documents as of the Initial Maturity Date and Borrower shall have delivered written notice to Lender of Borrower’s desire to exercise the First Extension Option (the “First Extension Notice”) not less than forty-five (45) days prior to the Initial Maturity Date;

(ii)            On or prior to the Initial Maturity Date, Borrower shall have paid to Lender the Extension Fee and an extension processing fee equal to Three Thousand Five Hundred and 00/100 Dollars ($3,500.00) (which fees shall be refunded to Borrower if, for any reason, Borrower revokes its notice of extension prior to the Initial Maturity Date or the Initial Maturity Date is otherwise not extended);

(iii)           the ratio (expressed as a percentage) of (A) the Outstanding Principal Balance as the date of the First Extension Notice to (B) the value of the Property (based upon the then current appraised valuation of the Property on an “as dark, as commercial” basis as evidenced by an MAI appraisal(s) or MAI appraisal update(s) obtained by Lender at Borrower’s sole cost and expense after the giving of the First Extension Notice) shall be equal to or less than eighty percent (80.00%), provided that Borrower shall have the right to prepay the Outstanding Principal Balance, effective as of the commencement of the First Extension Term, in an amount sufficient to cause such loan to value ratio to be equal to eighty percent (80.00%);

(iv)          the ratio (expressed as a percentage) of (A) the Outstanding Principal Balance as the date of the First Extension Notice to (B) the value of the Property (based upon the then current appraised valuation of the Property on an “as is, as leased” basis as evidenced by an MAI appraisal(s) or MAI appraisal update(s) obtained by Lender at Borrower’s sole cost and expense after the giving of the First Extension Notice) shall be equal to or less than twenty percent (20.00%), provided that Borrower shall have the right to prepay the Outstanding Principal Balance, effective as of the commencement of the First Extension Term, in an amount sufficient to cause such loan to value ratio to be equal to twenty percent (20.00%);

(v)           the Debt Yield shall be equal to or greater than fifty percent (50.0%); provided that Borrower shall have the right to prepay the Loan, effective as of the commencement of the First Extension Term, in an amount sufficient to cause the above referenced Debt Yield satisfied; and

(vi)          If the existing Interest Rate Cap Agreement is scheduled to expire prior to the First Extended Maturity Date, (A) Borrower shall obtain and deliver to Lender not later than three (3) Business Days prior to the Initial Maturity Date, one or more replacement Interest Rate Cap Agreements complying with the requirements of the Loan Agreement from an Approved Counterparty, which replacement Interest Rate Cap Agreement(s): (w) shall have a strike price equal to (or less than) six and 00/100 percent (6.00%), (x) shall be effective commencing on the first day of the First Extension Term, (y) shall have a notional amount equal to the then Outstanding Principal Balance (taking into account any payments theretofore or concurrently applied towards the Outstanding Principal Balance, including any payments made by Borrower pursuant to Section 2.1(c)(iii) Section 2.1(c)(iv) and Section 2.1(c)(v) above) and (z) shall have a maturity date no earlier than the First Extended Maturity Date and (B) Borrower shall deliver to Lender not later than three (3) Business Days prior to the Initial Maturity Date a collateral assignment of such replacement Interest Rate Cap Agreement(s) substantially in the form of the Assignment of Rate Cap executed and delivered in connection with the closing of the Loan.

2.1.(d)           Second Extension Option. Borrower shall have the option (the “Second Extension Option”) to extend the First Extended Maturity Date for a period of twelve (12) months to May 5, 2031 (such date, the “Second Extended Maturity Date” and such twelve (12) month period, the “Second Extension Term”), provided that:

(i)             no Event of Default is continuing under the Loan Documents as of the First Extended Maturity Date and Borrower shall have delivered written notice to Lender of Borrower’s desire to exercise the Second Extension Option (the “Second Extension Notice”) not less than thirty (30) days prior to the First Extended Maturity Date;

(ii)            On or prior to the First Extended Maturity Date, Borrower shall have paid to Lender the Extension Fee and an extension processing fee equal to Three Thousand Five Hundred and 00/100 Dollars ($3,500.00) (which fees shall be refunded to Borrower if, for any reason, Borrower revokes its notice of extension prior to the First Extended Maturity Date or the First Extended Maturity Date is otherwise not extended);

(iii)           the ratio (expressed as a percentage) of (A) the Outstanding Principal Balance as the date of the First Extension Notice to (B) the value of the Property (based upon the then current appraised valuation of the Property on an “as dark, as commercial” basis as evidenced by an MAI appraisal(s) or MAI appraisal update(s) obtained by Lender at Borrower’s sole cost and expense after the giving of the First Extension Notice) shall be equal to or less than eighty percent (80.00%), provided that Borrower shall have the right to prepay the Outstanding Principal Balance, effective as of the commencement of the First Extension Term, in an amount sufficient to cause the loan to value ratio to be equal to eighty percent (80.00%);

(iv)           the ratio (expressed as a percentage) of (A) the Outstanding Principal Balance as the date of the First Extension Notice to (B) the value of the Property (based upon the then current appraised valuation of the Property on an “as is, as leased” basis as evidenced by an MAI appraisal(s) or MAI appraisal update(s) obtained by Lender at Borrower’s sole cost and expense after the giving of the First Extension Notice) shall be equal to or less than twenty percent (20.00%), provided that Borrower shall have the right to prepay the Outstanding Principal Balance, effective as of the commencement of the First Extension Term, in an amount sufficient to cause such loan to value ratio to be equal to twenty percent (20.00%);

(v)            the Debt Yield shall be equal to or greater than fifty percent (50.0%); provided that Borrower shall have the right to prepay the Loan, effective as of the commencement of the Second Extension Term, in an amount sufficient to cause the above referenced Debt Yield satisfied; and

(vi)           If the existing Interest Rate Cap Agreement is scheduled to expire prior to the Second Extended Maturity Date, (A) Borrower shall obtain and deliver to Lender not later than three (3) Business Days prior to the First Extended Maturity Date, one or more replacement Interest Rate Cap Agreements complying with the requirements of the Loan Agreement from an Approved Counterparty, which replacement Interest Rate Cap Agreement(s): (w) shall have a strike price equal to (or less than) six and 00/100 percent (6.00%), (x) shall be effective commencing on the first day of the Second Extension Term, (y) shall have a notional amount equal to the then Outstanding Principal Balance (taking into account any payments theretofore or concurrently applied towards the Outstanding Principal Balance, including any payments made by Borrower pursuant to Section 2.1(d)(iii), Section 2.1(d)(iv) and Section 2.1(d)(v) above) and (z) shall have a maturity date no earlier than the Second Extended Maturity Date and (B) Borrower shall deliver to Lender not later than three (3) Business Days prior to the First Extended Maturity Date a collateral assignment of such replacement Interest Rate Cap Agreement(s) substantially in the form of the Assignment of Rate Cap executed and delivered in connection with the closing of the Loan.

2.1.(e)           No Other Extensions. Except as expressly set forth in Section 2.1(c) and Section 2.1(d), Borrower shall have no option or right to extend the Maturity Date.

2.1.(f)            Payment Due at Maturity Date or Acceleration. All accrued and unpaid interest, the Outstanding Principal Balance and any other amounts due and payable under the Loan Documents are due and payable on the earlier to occur of (i) the Maturity Date, or (ii) such earlier date on which the Indebtedness becomes immediately due and payable hereunder as a result of the occurrence of an Event of Default (the “Accelerated Due Date”).

2.2.           Payment.

2.2.(a)           Prepayment. Upon not less than sixty (60) days prior written notice to Lender, Borrower shall have the right at any time to prepay in whole, but not part (except for Permitted Partial Prepayments), the entire outstanding Indebtedness. Such prepayment notice may be revoked, rescinded or rescheduled by Borrower on or before the then-scheduled date of prepayment (provided Borrower shall reimburse Lender for any out-of-pocket costs or expenses incurred with such revocation or rescheduling).

2.2.(b)           Minimum Interest Deficiency. If, at the time Borrower shall repay the Indebtedness in full, the total amount of interest (including interest accruing at the Default Rate) paid by Borrower to Lender (excluding, for the avoidance of doubt, the Origination Fee, Exit Fee and any other fee or charge paid by Borrower under the Loan Documents) pursuant to this Note is less than Five Million Twelve Thousand Four Hundred Thirteen and 00/100 Dollars ($5,012,413.00) (the amount of such deficiency, the “Minimum Interest Amount”), then Borrower shall pay to Lender at the time of such repayment an additional amount equal to the difference (if positive) between the Minimum Interest Amount and the total amount of interest so paid by Borrower (the “Minimum Interest Deficiency”). Further, notwithstanding anything to the contrary contained in this Note or the other Loan Documents, the Minimum Interest Deficiency shall not be payable by Borrower in connection with the repayment of the Indebtedness in full in connection with a casualty or condemnation event with respect to the Property (whether such repayment is made from Borrower’s funds, insurance proceeds, condemnation proceeds or otherwise).

2.2.(c)           Exit Fee. Upon any repayment of the Outstanding Principal Balance, Borrower shall pay to Lender an “Exit Fee” equal to one-half of one percent (0.50%) of the Outstanding Principal Balance being repaid. The Exit Fee shall apply regardless of whether an Event of Default exists and shall be payable concurrently with such repayment. .

2.2.(d)           Interest Through End of Interest Period. Without duplication of amounts payable by Borrower pursuant to Section 2.2(b) above, if any prepayment of the Loan is made by Borrower on a date following a Payment Date but prior to the end of an Interest Period, Borrower shall pay to Lender as a condition to such prepayment and in addition any other amounts set forth in Section 2.2, all interest which would have accrued on the then Outstanding Principal Balance through and including the last day of the Interest Period in which such prepayment occurs at the Interest Rate applicable to such Interest Period.

2.3.           Required Principal Paydowns or Collateral Substitution. In the event that an Adverse Tenancy Event occurs with respect to any tenant of an Individual Property, then Borrower shall not be in default nor shall an Event of Default be deemed to have occurred hereunder as a result of such Adverse Tenancy Event, provided that Borrower shall, within ninety (90) Business Days following receipt of Lender’s written demand, either (1) make a principal payment equal to the Individual Loan Allocation for the affected Individual Property or (2) pledge to Lender as an additional “Individual Property” under the Loan Documents another real property leased to the operator of a cannabis cultivation facility that is indirectly owned by Guarantor and is of like kind and equal value acceptable to Lender (“Replacement Individual Property”) with a release of the affected Individual Property. The pledge of the Replacement Individual Property shall be subject to the satisfaction of the following conditions: (i) the ratio (expressed as a percentage) of (A) the Outstanding Principal Balance (inclusive of the Individual Loan Allocation for the Remaining Individual Property) to (B) the value of the Property inclusive of the Replacement Individual Property (based upon the then current appraised valuation of the Property and Replacement Individual Property on an “as is, as leased” basis as evidenced by an MAI appraisal(s) or MAI appraisal update(s) obtained by Lender at Borrower’s sole cost and expense after the giving of the First Extension Notice) shall be equal to or less than twenty percent (20.0%), (ii) the ratio (expressed as a percentage) of (A) the Outstanding Principal Balance (inclusive of the Individual Loan Allocation for the Remaining Individual Property) to (B) the value of the Property inclusive of the Replacement Individual Property (based upon the then current appraised valuation of the Property and the Replacement Individual Property on an “as dark, as commercial” basis as evidenced by an MAI appraisal(s) or MAI appraisal update(s) obtained by Lender at Borrower’s sole cost and expense after the giving of the First Extension Notice) shall be equal to or less than eighty percent (80.0%), (iii) Borrower shall have entered into such amendments to the Loan Documents (including a mortgage/deed of trust for the Replacement Individual Property) as Lender shall require in its good faith discretion subject to Borrower’s reasonable comments thereto, (iv) Borrower shall have provided to Lender organizational documentation for the new borrower in form and substance reasonably acceptable to Lender, (v) Borrower shall have paid any and all closing costs and expenses, legal fees, title costs and other customary costs incurred by Lender or as are otherwise required to include the Replacement Individual Property as an “Individual Property” hereunder and (vi) Borrower shall have paid to Lender a fee in an amount equal to 0.50% of the Individual Loan Allocation for the Replacement Individual Property.

3.      DETERMINATION OF INTEREST RATE. Lender does not warrant or accept responsibility for, and shall not have any liability with respect to (i) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. Lender and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. Lender may select information sources or services in its good faith and commercially reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Note, in which case Lender shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service; provided that such calculation was made in good faith and in a commercially reasonable manner consistent with market practice.

4.       EFFECT OF BENCHMARK TRANSITION EVENT.

4.1.          Benchmark Replacement. If Lender determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then current Benchmark for all purposes relating to this Note in respect of such determination on such date and all determinations on all subsequent dates.

4.2.          Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Lender will have the right to make Benchmark Replacement Conforming Changes from time to time.

4.3.          Decisions and Determinations. Lender will promptly notify Borrower in writing of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Lender pursuant to this Section titled “Effect of Benchmark Transition Event,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be made in Lender’s good faith discretion, and, notwithstanding anything to the contrary in this Note and the other Loan Documents, shall become effective without consent from Borrower or any other party (absent manifest error) if so made by Lender in its good faith discretion, and provided, further, however, that any decision, determination or implementation made by Lender pursuant to this Section 4 must be applied consistently across Lender’s portfolio of floating rate commercial mortgage loans.

5.       LOAN SECURITY DOCUMENTS. This Note is secured by the Security Instrument and any other Loan Documents that provide for or perfect a security interest in favor of Lender (collectively, the “Loan Security Documents”). However, the obligations of Guarantor pursuant to the Guaranty and the obligations of Borrower and Guarantor under the Environmental Indemnity are not secured by the Loan Security Documents.

6.      APPLICATION OF PAYMENTS. If an Event of Default shall occur and be continuing, Lender shall have the right, in its sole and absolute discretion, to apply each Monthly Payment Amount (or any portion thereof) or any other payment received by Borrower to all or any portion of the Indebtedness in such order, priority and amounts as Lender shall determine in its sole and absolute discretion and without prejudice to the exercise of any rights or remedies of Lender. During the continuance of an Event of Default, the designation or allocation by Borrower of the disposition or allocation of any payments made will not be binding upon Lender.

7.      DEFAULT AND ACCELERATION.

7.1.          It is hereby expressly agreed that (i) the whole of the existing principal balance of this Note, (ii) interest, default interest, late charges, fees and other sums, as provided in this Note, (iii) all other monies agreed or provided to be paid by Borrower in this Note, the Loan Agreement or the other Loan Documents, (iv) all sums advanced pursuant to this Note, the Loan Agreement and the other Loan Documents, and (v) all costs and expenses actually and reasonably incurred by Lender in connection with the enforcement of Borrower's obligation to pay Indebtedness or any part thereof, any renewal, extension, or change of or substitution for the Indebtedness or any part thereof, or the acquisition or perfection of the security granted pursuant to the Loan Documents, whether made or incurred at the request of Borrower or Lender (the sums referred to in (i) through (v) above shall collectively be referred to as the “Indebtedness”) shall, WITH WRITTEN NOTICE TO BORROWER (OR WITHOUT WRITTEN NOTICE IN THE CASE OF AN EVENT OF DEFAULT UNDER SECTION 7.5 OR SECTION 7.6 OF THE LOAN AGREEMENT AS TO WHICH ACCELERATION OF THE INDEBTEDNESS IS AUTOMATIC), become immediately due and payable at the option of the holder of this Note upon the occurrence and during the continuance of an Event of Default.

7.2.          During the continuance of an Event of Default, Lender may accept any payments from Borrower without prejudice to the rights and remedies of Lender provided herein, in the Loan Documents or otherwise at law or in equity.

8.       DEFAULT INTEREST/LATE CHARGES.

8.1.          Upon the occurrence and during the continuance of an Event of Default, then, from and after the date of the occurrence of the Event of Default until the earlier of the date upon which the Event of Default is cured (or waived in a writing executed by Lender) or the date upon which the Indebtedness is paid in full, interest shall accrue on the entire outstanding principal balance of the Loan at a rate equal to the lesser of (a) the Interest Rate plus five percent (5.00%) or (b) the highest rate permitted by law, computed from the date of occurrence of the Event of Default (the “Default Rate”). Interest calculated at the Default Rate shall be added to the Indebtedness, and shall be deemed secured by the Loan Documents. This clause, however, shall not be construed as an agreement or privilege to extend the date of the payment of the Indebtedness nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default.

8.2.          If any payment (or part thereof) provided for herein (other than the payment of principal on the Maturity Date or the Accelerated Due Date) shall not be made within ten (10) days following the date such payment (or portion thereof) is due, a late charge of five percent (5.00%) of the amount so overdue shall become immediately due and payable to the Lender as liquidated damages for failure to make prompt payment and the same shall be secured by the Loan Documents. Nothing herein is intended to or shall extend the due dates set forth for payments under this Note. Such late charges may be charged repeatedly, however, said late fee shall not be compounded on prior late fees. Borrower acknowledges and agrees that the imposition of a late fee(s) pursuant to this Section 8.2 is not a penalty, but is a material inducement for Lender to make the Loan and represents a fair and equitable allocation of risk and loss to Lender in the event Borrower shall not make timely payments, including, without limitation, administrative costs incurred by Lender as a result of such non-payment, loss of Lender’s use of funds for reinvestment, an inability of Lender to repay its direct and indirect members and partners on a timely and complete basis, an inability of Lender to repay, and borrow from, its lenders and other financing counterparties, and reputational risk incurred by Lender.

8.3.          Should the Indebtedness or any part thereof be collected at law or in equity, or in bankruptcy, receivership or any collected at law or in equity or any other court proceeding (whether at the trial or appellate level), or should this Note be placed in the hands of attorneys for collection under default, Borrower agrees to pay, in addition to the principal, any late payment charge and interest due and payable hereunder, all reasonable out-of-pocket costs of collecting or attempting to collect the Indebtedness, including reasonable attorneys' fees and expenses and court costs, regardless of whether any legal proceeding is commenced hereunder, together with interest thereon at the Default Rate from the date paid or incurred by Lender until such expenses are paid by Borrower.

8.4.          It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply strictly with the applicable New York laws governing the maximum rate or amount of interest payable on this Note (or applicable United States federal law to the extent that it permits the Lender to contract for, charge, take, reserve or receive a greater amount of interest than under New York law).  Notwithstanding anything heretofore set forth to the contrary, in no event shall any interest payable under this Note or any of the other Loan Documents exceed the maximum interest rate permitted under applicable law or the rate that could subject Lender to either civil or criminal liability as a result of being in excess of the maximum interest rate that Borrower is permitted by applicable law to contract or agree to pay or that Lender is permitted by applicable law to contract for, charge, take, reserve or receive. If by the terms of this Note or the other Loan Documents, or if the applicable law is ever judicially interpreted so as to render usurious any amount:  (i) contracted for, charged, taken, reserved or received pursuant to this Note or any of the other Loan Documents, or any other communication or writing by or between Borrower and Lender related to this Note or such other Loan Documents; (ii) contracted for, charged or received by reason of Lender’s exercise of the option to accelerate the maturity of this Note or the Indebtedness; or (iii) Borrower will have paid or Lender will have received by reason of any voluntary prepayment by Borrower under this Note and the other Loan Documents, then it is Borrower’s and Lender’s express intent that all amounts charged in excess of the Maximum Lawful Rate shall be automatically cancelled, ab initio, and all amounts in excess of the Maximum Lawful Rate theretofore collected by Lender shall be credited on the principal balance of this Note (or, if this Note has been or would thereby be paid in full, refunded to Borrower), and the provisions of this Note immediately be deemed reformed, the interest rate hereinabove set forth or the Default Rate, as the case may be, shall be deemed to be immediately reduced to such Maximum Lawful Rate and all previous payments in excess of the Maximum Lawful Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder, and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if this Note has been paid in full before the Maturity Date, then Borrower and Lender agree that Lender shall, with reasonable promptness after Lender discovers or is advised by Borrower that interest was received in an amount in excess of the Maximum Lawful Rate, refund such excess interest to Borrower.  All sums paid or agreed to be paid to, or contracted for, charged, taken, received or reserved by, Lender for the use, forbearance, or detention of the Indebtedness, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of this Note until payment in full so that the rate or amount of interest on account of the Indebtedness does not exceed the maximum lawful rate of interest from time to time in effect and applicable to the Indebtedness, which may be contracted for, charged, taken, received or reserved by Lender in accordance with the applicable laws of New York (or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, receive or reserve a greater amount of interest than under New York law), taking into account all Charges (hereinafter defined) made in connection with the transaction evidenced by this Note and the other Loan Documents (the “Maximum Lawful Rate”), for so long as the Indebtedness is outstanding. As used herein, the term “Charges” shall mean all fees, charges and/or any other things of value, if any, contracted for, charged, received, taken or reserved by Lender in connection with the transactions relating to this Note and the other Loan Documents, which are treated as interest under applicable law. Borrower agrees to an effective rate of interest that is the sum of the rate stated herein plus any additional rate of interest resulting from any other charges in the nature of interest paid or to be paid by or on behalf of Borrower, or any benefit received or to be received by Lender, in connection with this Note, so long as such interest does not exceed the Maximum Lawful Rate. Lender and Borrower agree that none of the terms and provisions contained herein or in any of the Loan Documents shall be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate in excess of the maximum interest rate permitted to be charged by the laws of New York.

9.           WAIVERS.

9.1.          To the maximum extent permitted by applicable law, Borrower and all parties who may become eligible for the payment of all or any part of the Indebtedness, whether principal, surety, guarantor, pledgor, or endorser, hereby waive demand, notice of demand, presentment for payment, notice of intent to accelerate maturity, notice of acceleration of maturity, notice of dishonor, protest, notice of protest and non-payment and all other notices of any kind, except for notices expressly provided for in this Note, the Loan Agreement or the other Loan Documents.

9.2.          The liability of Borrower or endorser shall be unconditional and shall not be in any manner affected by any indulgence whatsoever granted or consented to by Lender, including, but not limited to any extension of time, renewal, waiver or other modification. No release of any security for the Indebtedness or extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of this Note or any other Loan Document made by agreement of Lender or any other Person shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Borrower or any other Person who may become liable for the payment of all or any part of the Indebtedness under this Note except as may be expressly stated or provided in any such extension, renewal, waiver or other modification.

9.3.          No notice to or demand on Borrower shall be deemed to be a waiver of the obligation of Borrower or of the right of Lender to take further action without further notice or demand on Borrower as provided for in this Note. Any failure of Lender to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time and from time to time thereafter. Lender may accept late payment, or partial payment, even though marked “payment in full” or containing words of similar import or other conditions, without waiving any of its rights. No amendment, modification or waiver of any provision of this Note nor consent to any departure by Borrower therefrom shall be effective, irrespective of any course of dealing, unless the same shall be in writing and signed by Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.           NOTICES. All notices to be given pursuant to this Note shall be in writing and given in accordance with Section 10.6 of the Loan Agreement.

11.           SERVICER. Lender may, from time to time, appoint a servicer (the “Servicer”) to administer the Loan, which Servicer shall have the power and authority to exercise all of the rights and remedies of Lender and to act as agent of Lender hereunder. The initially appointed Servicer is Situs AMC. With respect to such Servicer, Borrower shall be responsible solely for (a) the payment of a one-time servicing set-up fee equal to $3,000.00 at the closing of the Loan, and (b) payment on each Payment Date during the term of the Loan of a monthly servicing fee in the amount of $1,995.00.

12.           MISCELLANEOUS.

12.1.        Time is of the essence with respect to all provisions of this Note and the payment and performance of all of the obligations of Borrower hereunder.

12.2.        If any payment to be made by Borrower shall otherwise become due on a day other than a Business Day, such payment shall be made on the first day prior thereto which is a Business Day.

12.3.        Borrower represents that it has full power, authority and legal right to execute and deliver this Note, has duly executed and delivered this Note, and this Note constitutes the valid and legally binding obligation of Borrower and is fully enforceable against Borrower in accordance with its terms, except to the extent that such enforceability may be limited by judicial discretion, equitable limitations and applicable bankruptcy, insolvency, receivership, conservatorship, reorganization or other similar laws relating to or affecting the rights and remedies of creditors.

12.4.        This Note cannot be changed, modified, amended, waived, extended, discharged or terminated orally or by estoppel or waiver, regardless of any claimed partial performance referable thereto, or by any alleged oral modification or by any act or failure to act on the part of Borrower or Lender.

12.5.        Titles of articles and sections are for convenience only and in no way define, limit, amplify or describe the scope or intent of any provision hereof.

12.6.        If any paragraph, clause or provision of this Note is construed or interpreted by a court of competent jurisdiction to be void, invalid or unenforceable, such voidness, invalidity or unenforceability will not affect the remaining paragraphs, clauses and provisions of this Note, which shall nevertheless be binding upon the parties hereto with the same effect as though the void or unenforceable part had been severed and deleted.

12.7.         The terms and provision of this Note shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, whether by voluntary action of the parties or by operation of law.

12.8.        All the terms and words used in this Note, regardless of the number and gender in which they are used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context or sense of this Note or any paragraph or clause herein may require, the same as if such work had been fully and properly written in the correct number and gender.

12.9.        This Note shall be governed by and construed in accordance with the provisions of Section 10.15 of the Loan Agreement.

12.10.      Oral Agreements Ineffective. THIS NOTE, the loan agreement AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES, AND THIS note MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

12.11.      Borrower hereby warrants, represents, and covenants that all funds disbursed hereunder are for, and shall be in connection with business or commercial purposes and that no funds disbursed hereunder are for, or shall be used in connection with personal, family, or household purposes.

12.12       The words "execution," "signed," "signature," and words of similar import in the Note shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based record-keeping system, as the case may be, to the extent and as provided for under applicable law, including the New York Electronic Signatures and Records Act (N.Y. Tech. §§ 301 to 309) as amended from time to time.

12.13       Borrower agrees that this Note is a negotiable instrument, even though this Note, absent this paragraph, may not otherwise qualify as a negotiable instrument under New York law.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK – SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed the foregoing instrument as of the date first above written.

BORROWER:

IIP-OH 2 LLC, IIP-NJ 1 LLC, IIP-NY 2 LLC, IIP-FL 4 LLC, IIP-FL 2 LLC, IIP-MI 7 LLC, IIP-VA 1 LLC, and IIP-PA 5 LLC, each a Delaware limited liability company

By:	IIP Operating Partnership, LP,
a Delaware limited partnership,
its sole member

	By:	Innovative Industrial Properties, Inc.,
a Delaware corporation,
its sole general partner

		By:	/s/ David Smith
		Name:	David Smith
		Title:	Chief Financial Officer

Signature Page – Promissory Note (IIPR Portfolio)